Exhibit 10.11

ACME UNITED CORPORATION

Change in Control Plan

This Change in Control Plan shall apply to each Officer of the Corporation at the level of Corporate Vice President or above who is designated from time to time by the Board of Directors of the Corporation as a participant in this Plan (a “Participant”).

Change in Control

In the event of the occurrence of a Change in Control, a Participant shall be entitled to benefits under this Plan if the Participant voluntarily or involuntarily separates from service of the Corporation, with or without cause or any reason whatsoever, within one (1) year following such Change in Control event. A Change in Control event shall be deemed to have occurred upon  i) a change in the ownership of the Corporation, or ii) a change in the ownership of a substantial portion of the assets of the Corporation. The occurrence of a Change in Control event shall be acknowledged by the plan administrator or board of directors, by strictly applying these provisions without any discretion to deviate from the objective application of the definitions provided herein.

Except as otherwise provided herein, a change in the ownership of the Corporation occurs on the date that any one person, or more than one person acting as a group acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation (or to cause a change in the effective control of the Corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of the Corporation (or issuance of stock)  which remains outstanding after the transaction.

A change in the ownership of a substantial portion of the Corporation’s assets occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Separation from Service

A Participant separates from service with the Corporation if the employment relationship of the Participant with the Corporation is terminated. However, for purposes of this provision, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Corporation under an applicable statute or by contract. For purposes of this provision, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Corporation. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Corporation and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period. Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes,  whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. A Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period.

Benefits Payable

Benefits under the Plan shall be payable to a Participant as follows:

Base salary: The monthly salary rate being paid to the Participant on the date of a Change in Control event times the number of  “months of compensation payable” in the schedule below.

Incentive Bonus: The average monthly payment to the Participant for the three taxable years immediately prior to a Change in Control event times the number of “months of compensation payable” in the schedule.

Insurance benefits: Continuation into the future of medical, life and AD&D insurance which was in effect as of the date of a Change in Control event for the number of “months of compensation payable” in the schedule.

Timing of Payments

The amounts due a Participant under the Plan for Base Salary and Incentive Bonus shall be paid in a lump sum no later than thirty (30) days after the Participant separates from service, provided that the Participant is not a Specified Employee, in which case payment cannot be made to such Participant until the passage of six (6) months from the date on which such payment is otherwise due. The term Specified Employee means a Participant who, as of the date of the Participant’s separation from service, is a key employee of the Corporation at a time when the shares of the Corporation are publicly traded on an established securities market or otherwise. For purposes of this provision, a Participant is a key employee if the Participant (1) is an officer of the Corporation with annual compensation of greater than $160,000 (for the 2010 calendar year subject to adjustment for future years), (2) owns 5% of the stock of the Corporation, or (3) owns 1% of the stock of the Corporation and has annual compensation of more than $150,000, at any time during the 12- month period ending on December 31 of each plan year. If a Participant is a key employee as of December 31, the Participant is treated as a key employee for purposes of this provision for the entire 12-month period beginning on December 31. After the passage of such six month period, the affected Participant shall receive all payments which were deferred during the period and then payments will resume according to the schedule set forth in the Plan.

Schedule of Benefits

Officer Title	Months of compensation payable

Director of the Corporation who is also an Officer of the Corporation at the level of Executive Vice President or above	36 months

Senior Vice President and Vice President	24 months

This Plan will remain in effect until modified or terminated by action of the Board of Directors provided that benefits payable to any Participant shall not be reduced, nor shall any rights accruing to any Participant hereunder be diminished, except that, notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided to an Participant under this Plan would be an “excess parachute payment” (within the meaning of Section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then the payments and benefits to be paid or provided to the Participant under this Plan will be reduced to the minimum extent necessary (i.e., so that all potential “parachute payments” to the Participant will not exceed 2.99 times such Participant’s “base amount,” as such terms are used in Section 280G of the Code) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment.

Nothing contained in the Plan shall be deemed to provide benefits to any such Participant in the event of a Separation from Service in the absence of a Change in Control of the Corporation, nor shall this Plan be deemed an employment contract.

The Corporation shall reimburse any Participant for reasonable legal fees incurred in enforcing the terms of this Plan provided such Participant prevails in such enforcement action.

Revised Effective as of: December 31, 2010